EXHIBIT 5(a)

March 23, 2006

Entergy Mississippi, Inc.
308 Pearl Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Mississippi, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $300,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") and/or its Debt Securities (the "Debt Securities"), each to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated February 1, 1988, with The Bank of New York, successor Corporate Trustee, and Stephen J. Giurlando, successor co-Trustee, as heretofore supplemented and modified and as proposed to be further supplemented, under which the Bonds are to be issued, and of the Indenture for Unsecured Debt Securities (the "Indenture") between the Company and a trustee named therein (the "Indenture Trustee") under which the Debt Securities are to be issued, we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the Bonds and the Debt Securities, each when issued and delivered for the respective consideration contemplated by, and otherwise as respectively contemplated in, the Registration Statement, will respectively be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (1) that the Bonds and the Debt Securities each will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds and the Debt Securities, respectively, by and before the Federal Energy Regulatory Commission and, to the extent, if any, required, by and before the Securities and Exchange Commission, (2) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer of the Company and (3) that the Indenture will be executed and delivered in compliance with the due authorization of (a) the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer of the Company and (b) the Indenture Trustee.

This opinion is limited to the laws of the States of Mississippi and New York. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Thelen Reid & Priest LLP of New York, New York, which is being filed as Exhibit 5(b) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder

Very truly yours,

WISE CARTER CHILD & CARAWAY, Professional Association

By: /s/ Betty Toon Collins
Betty Toon Collins